                                                                    EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANT


- Wilkes National Bank, a national bank organized under the laws of the United States.

- Community Mortgage Corporation, a corporation organized under the laws of the State of North Carolina.